EXHIBIT 5.2

Law Offices Of Michael H. Hoffman, P.A.

1521 Alton Road, No. 284

Miami, Florida 33139

Tel: (786) 280-7575

Florida Bar No. 127523

December 16, 2013

Drewrys Brewing Company

5402 Brittany Drive

McHenry, IL 60060

Ladies and Gentlemen:

We have acted as counsel to Drewrys Brewing Company, a Nevada corporation (the “Company”), in connection with the filing by the Company of a registration statement on Form S-1 (Registration No. 333-173309) with the Securities and Exchange Commission (the “Registration Statement”) relating to an aggregate of 3,000,000 shares of the Company’s Common Stock, $ .001 par value per share, to be offered pursuant to the Registration Statement.

In our opinion, the shares of the Company’s Common Stock to be offered pursuant to the Registration Statement have been duly authorized and when sold and issued in the manner specified in the Registration Statement will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the prospectus constituting a part thereof in connection with the matters referred to under the caption “Legal Matters” in such prospectus. The filing of this consent shall not be deemed an admission that the undersigned is an “expert” within the meaning of the Securities Act of 1933, as amended.

Sincerely,

/s/ Law Offices of Michael H. Hoffman, P.A.

Law Offices of Michael H. Hoffman, P.A.